Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERIPRISE FINANCIAL, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Ameriprise Financial, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.            Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE VI

LIABILITY OF DIRECTORS AND OFFICERS

Section 1. General. No Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director or officer, as applicable, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

Section 2. Repeal or Modification. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director, officer or the Corporation existing at the time of such repeal or modification. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

2.            The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 25th day of April 2024.

AMERIPRISE FINANCIAL, INC.

By:	/s/ Wendy B. Mahling
Name:	Wendy B. Mahling
Title:	SVP, Corporate Secretary and Corporate & Securities Law